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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported):  August 19, 1999


                            PLAYERS INTERNATIONAL, INC.
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               (Exact Name of Registrant as Specified in Charter)

Nevada                                  0-14897                 95-41745832
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(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
  of Incorporation)                                         Identification No.)


                          1300 Atlantic Avenue, Suite 800
                           Atlantic City, New Jersey 08401
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                      (Address of Principal Executive Offices)



Registrant's telephone number, including area code:  (609) 449-7727

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ITEM 1(b).  CHANGE OF CONTROL.

HARRAH'S ENTERTAINMENT, INC.

     On August 19, 1999, Players International, Inc. entered into an
Agreement and Plan of Merger with Harrah's Entertainment, Inc. (NYSE:HET).
Pursuant to the merger agreement, Players has agreed to merge with a subsidiary of Harrah's. After the merger is effective Players will be a wholly owned subsidiary of Harrah's. The execution of the definitive merger agreement followed the termination of the previously signed merger agreement between Players and Jackpot Enterprises, Inc. (NYSE:J) after the Players board determined that the Harrah's offer constituted a superior proposal to the Jackpot offer. Players announced on August 16 that it had delivered to Jackpot a notice of termination, which became effective on August 19. The termination fee required under the Jackpot merger agreement was advanced to Jackpot by Harrah's.

     Under the terms of the merger agreement, Players stockholders will receive $8.50 in cash per share of Players common stock. Including the assumption of approximately $150 million of debt, the Harrah's transaction is valued at approximately $425 million.

     Closing of the merger is subject to a number of conditions, including receipt of regulatory approvals and approval by the stockholders of Players.
Among the regulatory approvals required are approvals from gaming regulators in the states of Illinois, Kentucky, Louisiana and Missouri and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976. If these conditions are met, the transaction is expected to close during the fourth quarter of 1999.

     Under the merger agreement, the agreement will expire if the merger has not closed by October 31, 1999. Either Players or Harrah's can extend this date to January 31, 2000 if any of the closing conditions have not been satisfied and are reasonably capable of being satisfied.

     Players must reimburse Harrah's for the entire termination fee advanced by Harrah's to pay Jackpot in four circumstances:

     - failure to obtain the required vote of Players' stockholders;

     - in the event a superior proposal from a third party is accepted or Players' board withdraws its recommendation of the Harrah's transaction;

     - a material breach of the agreement by Players; or

     - the revocation of Players' gaming license in Louisiana or the imposition of a materially adverse fine in connection with the Louisiana matter discussed below.

     This reimbursement would be in addition to the payment of a termination fee to Harrah's in certain circumstances specified in the merger agreement.

     Players must reimburse Harrah's for half the termination fee advanced if the expiration date passes and either party chooses to terminate the merger agreement, or if completion of the merger is permanently prohibited by a court or governmental entity.

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     The Players stockholders meeting previously scheduled for September 14 will be cancelled.  A new record date and a new date for a stockholders meeting will be established and amended proxy materials will be mailed to
Players stockholders.

     As permitted under Item 601(b) of Regulation S-K, the merger agreement is filed with this report without the disclosure schedules. Players will supply a copy of any omitted schedule or similar attachment to the Commission upon request.

     In addition, the press release of Players, dated August 19, 1999, is filed as Exhibit 99.1 and is incorporated by reference.

ITEM 5.  OTHER EVENTS.

     In an unrelated development, the Louisiana Gaming Control Board met on Tuesday, August 17, 1999, to consider the renewal of one of Players' two licenses in Louisiana. The Gaming Control Board conditionally renewed the license subject to the outcome of its continuing investigation of Players in relation to the Shetler and Edwards cases. The Gaming Control Board also received and made public a report by the Riverboat Gaming Division of the Louisiana State Police concerning the investigation. The Gaming Control
Board took no action on the report but a hearing will be scheduled at a later date.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)   EXHIBITS.

      The following exhibits are filed with this report on Form 8-K:

      2.1   Agreement and Plan of Merger, dated as of August 19, 1999

      99.1  Press Release, dated August 19, 1999.

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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PLAYERS INTERNATIONAL, INC.
                                          a Nevada corporation


                                          ------------------------------------
                                          John Groom
                                          President, Chief Executive Officer
                                          and Chief Operating Officer



                                   EXHIBIT INDEX
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

Exhibit                                                                Page
Number   Description                                                     #
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
2.1      Agreement and Plan of Merger, dated as of August 19, 1999

99.1     Press Release, dated August 19, 1999.